Exhibit 10.49

Named Executive Officer Compensation and Bonus Program

The table below sets forth the base salaries of Sunesis Pharmaceuticals, Inc.’s, or Sunesis, Named Executive Officers, as approved by the Compensation Committee of the Board of Directors of Sunesis on January 26, 2007. The Named Executive Officers were determined in reference to Sunesis’ fiscal year ended December 31, 2006. Each of the Named Executive Officers’ employment with Sunesis is on an at-will basis.

Name and Position	2007 Base Salary($)
Daniel N. Swisher, Jr Chief Executive Officer and President	390,000

Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance, Chief Financial Officer	285,000

Daniel C. Adelman, M.D. Senior Vice President of Drug Discovery	300,000

James W. Young, Ph.D. Executive Chairman	200,000

Each of the Named Executive Officers also participates in Sunesis’ bonus program in which the Company’s executive officers are eligible to receive an annual bonus based on a portion of their annual salary, or the Bonus Program. The Bonus Program is described more fully in Sunesis’ Proxy Statement for the 2007 Annual Meeting. Bonus targets are determined based on a review of peer group data for each Named Executive Officer’s position and level of responsibility and are reviewed annually. Actual bonus awards are determined by the Compensation Committee based on the level of achievement of corporate objectives set by the Board of Directors and individual payouts vary based on the relative contributions of the executive officers to the achievement of such objectives. For 2007, the Board of Directors has set the corporate objectives, but the Compensation Committee has not yet set the bonus targets for 2007. The Company’s other executive officers are also entitled to participate in the Bonus Program.